Prospectus Supplement No. 3                 Filed Pursuant to Rule 424(b) (3)
(To Prospectus dated October 25, 2001)      Registration Statement No. 333-72216

                                 LTX Corporation

           $150,000,000 4 1/4% Convertible Subordinated Notes due 2006
                                       and
     5,165,790 Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated October 25, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "LTXX".

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED MARCH 26, 2002

     The information appearing in the following graph supplements or supersedes in part the information in the table under the capital "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.

                                          Principal           Common
                                          Amount of            Stock
                                            Notes          Beneficially                        Common Stock
                                        Beneficially          Owned                          Beneficially Owned
                                         Owned and            Before       Common Stock        After Offering
Name and Address                          Offered            Offering        Offered (1)     Amount       Percent
----------------                        --------------------------------------------------------------------------
ABN AMRO Securities LLC                 $   600,000            20,661         20,661            0           --
Allstate Insurance Company.                 400,000            13,774         13,774            0           --
Allstate Life Insurance Company             100,000             3,443          3,443            0           --
Alpine Associates.                        8,600,000           296,143        296,143            0           --
Alpine Partners, L.P.                     1,400,000            48,209         48,209            0           --
Amaranth LLC                             13,460,000           463,499        463,499            0           --
Amaranth Securities L.L.C.                        0                 0              0            0           --
BBT Fund, L.P.                           12,000,000           413,223        413,223            0           --
CSFB Convertible & Quantative
  Strategies, Ltd.                          750,000            25,826         25,826            0           --
Calamos Market Neutral Fund - Calamos
  Investment Trust                        8,000,000           275,482        275,482            0           --
CitiSam Fund Ltd.                         2,900,000            99,862         99,862            0           --
Chrysler Corporation Master Retirement
  Trust                                           0                 0              0            0           --
Consulting Group Capital Markets Funds      500,000            17,218         17,218            0           --
Delaware PERS                             1,800,000            61,983         61,983            0           --
Delta Air Lines Master Trust (c/o Oaktree
Capital Management, LLC)                          0                 0              0            0           --
Deutsche Banc Alex Brown Inc.            20,637,000           710,640        710,640            0           --
Delta Pilots D&S Trust                            0                 0              0            0           --
ECT Investments                           4,500,000           154,959        154,959            0           --
Family Service Life Insurance Company       100,000             3,444          3,444            0           --
Fidelity Financial Trust - Fidelity
  Convertible Securities Fund             2,000,000            68,871         68,871            0           --
Frist Foundation, The                       200,000             6,887          6,887            0           --
First Union National Bank                15,000,000           516,529        516,529            0           --
Goldman Sachs and Company                 1,675,000            57,679         57,679            0           --
Guardian Life Insurance Company           1,700,000            58,540         58,540            0           --
Guardian Pension Trust                      200,000             6,887          6,887            0           --
ICI American Holdings Trust                 645,000            22,211         22,211            0           --
IMF Convertible Fund                        500,000            17,218         17,218            0           --
Investcorp - SAM Fund Ltd.                2,600,000            89,532         89,532            0           --
JMG Triton Offshore Fund Ltd.             1,550,000            53,375         53,375            0           --
Jeffries & Co.                              550,000            18,939         18,939            0           --
Marathon Global Equity Fund, Ltd.         4,000,000           137,741        137,741            0           --
Motion Picture Industry Health Plan -
  Active Member Fund                              0                 0              0            0           --
Motion Picture Industry Health Plan -
  Retiree Member Fund                             0                 0              0            0           --
OCM Convertible Trust                             0                 0              0            0           --
Oakwood Healthcare Inc. Pension Plan        135,000             4,649          4,649            0           --
Paloma Securities L.L.C.                          0                 0              0            0           --
Partner Reinsurance Company Ltd.                  0                 0              0            0           --
Rhapsody Fund, LP                         3,900,000           134,298        134,298            0
Robertson Stephens                        2,000,000            68,871         68,871            0           --
State Employees' Retirement Fund of the
  State of Delaware                               0                 0              0            0           --

                                         Principal            Common
                                         Amount of            Stock
                                           Notes            Beneficially                        Common Stock
                                        Beneficially          Owned                          Beneficially Owned
                                         Owned and            Before       Common Stock        After Offering
Name and Address                          Offered            Offering        Offered (1)     Amount       Percent
----------------                        --------------------------------------------------------------------------
State of Connecticut Combined Investment
  Funds                                           0                 0              0            0           --
State of Oregon/Equity                    5,725,000           197,142        197,142            0           --
Sunrise Partners                          3,640,000           125,344        125,344            0           --
Syngenta AG                                 300,000            10,331         10,331            0           --
Vanguard Convertible Securities
  Fund, Inc.                                      0                 0              0            0           --
Victory Capital Management (as agent for
  Victory Convertible Securities Fund)      400,000            13,774         13,774            0           --
Wilmington Trust (as Owner Trustee for
  the Forrestal Funding Master Trust)    15,500,000           533,747        533,747            0           --
Zeneca Holdings Trust                       445,000            15,324         15,324            0           --
Any other holder of notes or future transferee,
pledgee, donee or successor of any holder
 (2)(3)                                 150,000,000         5,165,290      5,165,290            0           --

  o      Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $29.04 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.